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                                                                                     EXHIBIT 11

                   CENTERPOINT PROPERTIES COMPANY AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                         THREE MONTHS                  NINE MONTHS
                                                      ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                     ---------------------        ----------------------
                                                      1997           1996           1997           1996
                                                     ------         ------        -------        -------
Net income (A)                                       $6,742         $5,358        $19,557        $11,169
Interest expense-debentures                             243            319            756          1,088
                                                     ------         ------        -------        -------
Adjusted net income (B)                              $6,985         $5,677        $20,313        $12,257
                                                     ------         ------        -------        -------
                                                     ------         ------        -------        -------

Weighted average number of common shares of
    beneficial interest outstanding                  19,028         16,483         18,472         13,071

Additional number of common equivalent shares
    of beneficial interest outstanding:
    Share options - net (1)                             349            202            347            199
    Convertible preferred stock (2)                                                                1,024
                                                     ------         ------        -------        -------

Weighted average common and common
    equivalent shares outstanding (C)                19,377         16,685         18,819         14,294

Additional weighted average shares outstanding
    assuming debentures converted at issue price        649            851            672            967
                                                     ------         ------        -------        -------
Weighted average shares outstanding for fully-
    diluted (D)                                      20,026         17,536         19,491         15,261
                                                     ------         ------        -------        -------
                                                     ------         ------        -------        -------

Net income per share:

    Primary (A/C)                                     $0.35          $0.32          $1.04          $0.78

    Fully -diluted (3) (B/D)                          $0.35          $0.32          $1.04          $0.80
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Notes:
     (1)  Represents stock options using the treasury stock method.
     (2)  Represents convertible preferred stock as if converted on a share for share basis; prorated for the days the convertible preferred stock was outstanding.  The convertible preferred stock is considered a common stock equivalent as it participates in dividends with common stock and was converted into common stock upon shareholder approval in
          May 1996.
     (3)  Conversion of debentures is anti-dilutive.